Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com

Endologix Reports 22% Second Quarter 2011 Revenue Growth

U.S. Sales Increase by 30%

IRVINE, Calif. (July 21, 2011) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three and six months ended June 30, 2011.

John McDermott, Endologix President and Chief Executive Officer, said, “We are pleased with our progress during the quarter and remain on track to achieve our growth and new product development goals for 2011. In the second quarter, global revenue grew by 22% compared to the prior year and by 30% in the U.S. market, driven by the ongoing adoption of our endovascular AAA devices and the effectiveness of our sales force. During the quarter we received FDA approval of our new AFX™Endovascular AAA System, which will provide clinicians with improved access, precise deployment and enhanced sealing characteristics. We introduced AFX at the Society for Vascular Surgery annual meeting last month and received positive physician feedback.”

Mr. McDermott added, “Our recently announced decision to accelerate the transition of our existing products to a direct sales force in Europe is an important step in becoming a leading player in the global endovascular AAA market. We are already building relationships with physicians in Europe and look forward to working with them directly, starting on September 1, 2011. Our development and regulatory programs for AFX, Ventana™ and Nellix® remain on track and we believe these new technologies will improve outcomes and significantly increase the number of AAA patients who can be treated with endovascular devices."

Financial Results
Total revenue in the second quarter of 2011 was $19.2 million, a 22% increase from $15.7 million in the same quarter of 2010, and a 3% increase from the first quarter of 2011. Domestic revenue was $16.6 million, a 30% increase compared with $12.8 million in the second quarter of 2010, and an 8% increase sequentially from the first quarter of 2011. International revenue was $2.6 million, an 11% decrease compared with $2.9 million in the second quarter of 2010, and a 19% decrease sequentially from the first quarter of 2011. The decrease in international revenue was the result of lower sales of Endologix products to the Company's primary distributor in Europe, LeMaitre Vascular.  The Companies announced an early termination agreement for LeMaitre's European distribution rights of Endologix products on July 18, 2011. The agreement will take effect September 1, 2011.

For the six months ended June 30, 2011, total revenue increased 25% to $37.7 million, compared with

$30.1 million for the six months ended June 30, 2010.

Gross profit was $15.0 million in the second quarter of 2011, which represents a gross margin of 78.4%. This compares with gross profit of $12.0 million and a gross margin of 76.9% in the second quarter of 2010. Gross profit was $29.2 million for the six months ended June 30, 2011, representing a gross margin of 77.4%. This compares with gross profit of $23.2 million and a gross margin of 76.9% for the six months ended June 30, 2010. Higher gross margin for the three and six months ended June 30, 2011 was driven by more favorable product mix associated with new products launched in the second half of 2010, and by faster overall revenue growth in the higher margin domestic market.

Total operating expenses were $20.2 million in the second quarter of 2011, a 65% increase compared with $12.2 million in the second quarter of 2010. Of this $8.0 million increase, $3.5 million is related to the Nellix acquisition, including the ongoing technology development work, the establishment of a direct sales organization in Europe, and general integration expenses.

Marketing and sales expenses increased to $10.8 million in the second quarter of 2011 from $7.6 million in the same period last year. This increase included the ongoing expansion of the U.S. sales force, increased marketing costs, and building a direct sales organization in Europe. Research, development and clinical expenses increased to $6.1 million in the second quarter of 2011 from $2.4 million in the same period last year due primarily to the Nellix and Ventana development programs. General and administrative expenses increased to $3.3 million in the second quarter of 2011, from $2.2 million in the same period last year due to Nellix integration costs and a $569,000 increase in patent litigation expenses.

Total operating expenses for the six months ended June 30, 2011 were $39.2 million, compared with $23.6 million for the six months ended June 30, 2010. Of this $15.6 million increase, $7.0 million is related to the Nellix acquisition in the categories noted above.

Marketing and sales expenses increased to $21.3 million in the first six months of 2011, up from $14.6 million in the same period last year. Research, development and clinical expenses increased to $11.0 million in the first six months of 2011, up from $4.7 million in the same period last year. General and administrative expenses increased to $6.9 million in the first six months of 2011, up from $4.3 million in the same period last year.

On a GAAP basis, Endologix reported a net loss for the second quarter of 2011 of $13.7 million, or $(0.24) per share, compared with a net loss of $380,000, or $(0.01) per share, for the second quarter of 2010. The second quarter 2011 loss includes an $8.6 million non-cash fair value adjustment related to the contingent consideration for the Nellix acquisition. On an adjusted (non-GAAP) basis, excluding the $8.6 million non-cash fair value adjustment, Endologix reported Adjusted Net Loss for the second quarter of 2011 of $5.1 million, or $(0.09) per share. The significant change in the fair value of the Nellix contingent consideration, which is payable in common shares, resulted from the recent increase in Endologix's stock price.

For the six months ended June 30, 2011, the Company reported a net loss of $18.5 million, or $(0.33) per share, compared with a net loss of $605,000, or $(0.01) per share, for the six months ended June 30, 2010. On an adjusted (non-GAAP) basis, excluding the $8.6 million non-cash fair value adjustment related to the contingent consideration for the Nellix acquisition, Endologix reported Adjusted Net Loss for the six months ended June 30, 2011 of $9.9 million, or $(0.18) per share.

Total cash and cash equivalents were $30.9 million as of June 30, 2011, compared with total cash and cash equivalents of $38.2 million as of December 31, 2010.

“Despite lower international sales in the second quarter of 2011 related to our anticipated transition to a direct sales force in Europe, we remain on track to achieve our full year revenue guidance,” stated

Endologix Chief Financial Officer Bob Krist. “On the bottom line, excluding the charge related to the $1.3 million one-time payment associated with the early termination agreement with LeMaitre to be recorded in the third quarter, and the fair value adjustment of the contingent purchase consideration related to the Nellix acquisition, we continue to expect full year loss per share in the range of $0.25 to $0.30 per share.”

Financial Guidance
Based on the second quarter results, the Company is reiterating its full year 2011 revenue and net loss per share guidance. The Company anticipates total revenue to be in the range of $78 million to $82 million, representing growth of 16% to 22% over 2010. In 2011, the Company expects to generate a net loss of between $0.25 to $0.30 per share due to planned investments in building a direct sales force in Europe and developing the acquired Nellix technology in anticipation of both a commercial launch in Europe and the initiation of a U.S. IDE clinical trial in 2012. The Company's 2011 loss per share guidance also includes ongoing investments in the U.S. sales force, research and development and clinical initiatives, and litigation expenses, but excludes the potential impact of adverse litigation outcomes, acquisition related charges, and other business development transactions (including the charge related to the $1.3 million payment for the Company's early termination agreement with LeMaitre Vascular).

Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or (858) 384-5517 from outside the U.S., and entering pin number 375778. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.

About Endologix
Endologix, Inc. (the “Company”) develops and manufactures minimally invasive treatments for aortic disorders. The Company's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's Web site at www.endologix.com. The Nellix® Endovascular System and Ventana™ Fenestrated Stent Graft System are investigational devices.

Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2011 financial guidance, the launch and market acceptance of new products, planned investments in research and development and sales and marketing activities, the integration of Nellix's technology, the progress of clinical trial initiatives, the establishment of a direct sales force in Europe, and litigation expenses, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Company's existing products and related new products, product research and development efforts, unexpected litigation expenses and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2010, and the Company's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

Adjusted Net Earnings (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"Adjusted Net Earnings (Loss)" is a non-GAAP measure defined by Endologix as GAAP Net Earnings (Loss) excluding all effects arising from the application of GAAP purchase accounting treatment of Endologix' acquisition of Nellix Endovascular, Inc. (“Nellix”), which was completed on December 10, 2010. In the three and six months ended June 30, 2011, the effect includes the fair value adjustment to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock.

In future periods, Adjusted Net Earnings (Loss) may continue to include fair value adjustments to the liability for contingent payments to the former shareholders of Nellix in the form of Endologix common stock as the probability of achieving the payment milestones changes and the value of Endologix common stock varies. The corresponding charge or credit will flow through the earnings statement. The adjustment may also include the amortization of capitalized In Process Research & Development (IPR&D) as a charge to cost of goods sold as the products resulting from the Nellix technology are commercialized.

"Adjusted Net Earnings (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Earnings (Loss) divided by average diluted or non-diluted shares outstanding, respectively.

Management believes that the "Adjusted Net Earnings (Loss)" and "Adjusted Net Earnings (Loss) Per Share" measures enhance an investor's overall understanding of Endologix's financial performance and future prospects by being more reflective of Endologix's core operational activities and more comparable with the results of the Company over various periods. Management uses these financial measures internally for strategic decision making, forecasting future results and evaluating current performance.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenue:
Domestic revenue	$16,598	$12,762	$31,960	$24,777
Non - U.S. revenue	2,577	2,892	5,763	5,357
Total revenue:	19,175	15,654	37,723	30,134
Cost of revenue	4,150	3,612	8,523	6,973
Gross profit	$15,025	$12,042	$29,200	$23,161
Operating expenses:
Research, development and clinical	$6,076	$2,426	$10,999	$4,701
Marketing and sales	10,802	7,590	21,300	14,567
General and administrative	3,324	2,213	6,903	4,284
Total operating expenses	20,202	12,229	39,202	23,552
Loss from operations	$(5,177)	$(187)	$(10,002)	$(391)
Other income/(expense)
Other income/(expense)	111	(193)	141	(214)
Change in fair value of contingent consideration related to acquisition	(8,600)	—	(8,600)	—
Total other income/(expense)	(8,489)	(193)	(8,459)	(214)
Net loss	(13,666)	(380)	(18,461)	(605)
Basic and diluted net loss per share	(0.24)	(0.01)	(0.33)	(0.01)
Shares used in computing basic and diluted net loss per share	56,217	48,325	56,062	48,160

Non-GAAP Reconciliation -Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(13,666)	$(380)	$(18,461)	$(605)
Fair value adjustment to the liability for contingent payments to the former Nellix shareholders (non-cash)	8,600	—	8,600	—
Adjusted net loss	$(5,066)	$(380)	$(9,861)	$(605)
Adjusted net loss per share	$(0.09)	$(0.01)	$(0.18)	$(0.01)

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$30,865	$38,191
Accounts receivable, net	12,560	12,212
Other receivables	379	515
Inventories	13,568	8,350
Other current assets	846	560
Total current assets	58,218	59,828
Property and equipment, net	2,668	2,429
Goodwill	27,073	27,073
Intangibles, net	44,151	44,863
Other assets	187	182
Total Assets	$132,297	$134,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,525	$11,243
Current liabilities	13,525	11,243
Long term liabilities:
Other long term liabilities	1,046	1,029
Contingently issuable common stock	36,800	28,200
Long term liabilities	37,846	29,229
Total liabilities	51,371	40,472
Stockholders' equity:
Common stock, $.001 par value; 75,000 shares authorized, and 57,760 and 56,896 shares issued, and 57,265 and 56,401 outstanding	58	57
Additional paid-in capital	235,500	230,017
Accumulated deficit	(153,971)	(135,510)
Treasury stock at cost, 495 shares	(661)	(661)
Total stockholders' equity	80,926	93,903
Total Liabilities and Stockholders' Equity	$132,297	$134,375

# # #